EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Provides Update on Regulatory Applications for
Investigational Blood Screening Products
SAN DIEGO, CA, October 5, 2005 – Gen-Probe Incorporated (NASDAQ: GPRO) provided an update today on the regulatory status of its investigational blood screening products based on recent communications with the U.S. Food and Drug Administration (FDA).
The FDA notified Gen-Probe at the close of business on October 3 that it considers the PROCLEIX® TIGRIS® system “not substantially equivalent” to the PROCLEIX enhanced semi-automated system (eSAS) for screening donated human blood with the PROCLEIX ULTRIOTM assay. The FDA made this determination in response to Gen-Probe’s 510(k) application for the TIGRIS system. Gen-Probe has discussed the determination with the FDA and is scheduling a series of meetings to resolve the outstanding issues.
Gen-Probe previously received 510(k) marketing clearance for the eSAS system used to screen donated human blood using the ULTRIO assay. Gen-Probe also continues to expect approval of its Biologics License Application (BLA) for the ULTRIO assay this year. This approval, if granted, would enable U.S. customers to run the ULTRIO assay on the eSAS system on a commercial basis.
“While we are disappointed that marketing clearance for the ULTRIO assay on the TIGRIS system is unlikely by year-end, we are encouraged that the eSAS 510(k) has been cleared, and that the BLA for the ULTRIO assay remains on track,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “The combination of these two approvals would enable U.S. blood screening customers to begin testing with the ULTRIO assay on our semi-automated instrument system. Gen-Probe estimates that at least half of initial U.S. customers who would adopt the ULTRIO assay in 2006 would begin testing on the eSAS system. In addition, we continue to believe that the revolutionary TIGRIS system will be an important advance for U.S. blood screening customers, as it is proving to be around the world.”
The ULTRIO assay, TIGRIS system and eSAS system are all approved for commercial blood screening use in many countries outside the United States. Most current ULTRIO customers worldwide conduct testing the eSAS system.

Gen-Probe also confirmed today that it continues to expect approval of its BLA for the West Nile virus (WNV) assay on the eSAS system in early 2006. This year, the vast majority of investigational West Nile virus testing has been conducted on the eSAS system.
The ULTRIO assay was developed to simultaneously detect human immunodeficiency virus type 1 (HIV-1), hepatitis C virus and hepatitis B virus in specimens from donated blood, plasma, organs and tissue. Gen-Probe filed its BLA for the ULTRIO assay in September of 2004.
The fully automated, high-throughput TIGRIS system can process 1,000 blood samples in about 14 hours, facilitating testing in smaller pool sizes and increasing assay sensitivity. Upon U.S. regulatory clearance of the ULTRIO assay on the TIGRIS system, Gen-Probe would earn a $10 million milestone from Chiron. Chiron markets and distributes all PROCLEIX products worldwide.
In the clinical diagnostics arena, the TIGRIS system received 510(k) marketing clearance from the FDA in December 2003 for use with the APTIMA Combo 2 assay to detect Chlamydia trachomatis and Neisseria gonorrhoeae.
PROCLEIX and ULTRIO are trademarks of Chiron Corporation. TIGRIS and APTIMA Combo 2 are trademarks of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood-screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that new products, including the PROCLEIX ULTRIO and PROCLEIX West Nile virus assays and the PROCLEIX TIGRIS system, will not be cleared for marketing in the timeframes we expect, if at all, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Chiron (iii) the possibility that the market for the sale of our new products, such as our ULTRIO and West Nile virus assays and the TIGRIS system, may not develop as expected, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vi) we are dependent on Chiron and other third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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